EXHIBIT 4.2

Execution Version

SUPPLEMENTAL INDENTURE NO. 1

SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”) dated as of March 21, 2025, among each Guarantor listed on Schedule I hereto (the “Released Guarantors”), Rollins, Inc., a Delaware corporation (the “Issuer”), and Regions Bank, as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H :

WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore executed an indenture, dated as of February 24, 2025 (as amended, supplemented or otherwise modified prior to the date hereof, the “Indenture”), providing for the issuance of the Issuer’s 5.250% Senior Notes due 2035 (the “Notes”) in the aggregate principal amount of $500,000,000;

WHEREAS, Section 10.05(a)(v)(2) of the Indenture provides that the Guarantee of a Subsidiary Guarantor shall be released automatically, inter alia, if the Issuer has indebtedness outstanding under the Credit Facility, upon the release of such Subsidiary Guarantor’s Guarantee of all obligations of the Issuer under the Credit Facility, or the Credit Facility (or a successor thereto) is amended, refinanced, extended, substituted, replaced or renewed without such Guarantor being a guarantor of the indebtedness thereunder;

WHEREAS, pursuant to Amendment No. 1 to the Credit Facility, dated as of March 21, 2025, by and among the Issuer, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent (the “Credit Agreement Amendment”), the Issuer and the Released Guarantors hereby confirm that each Released Guarantor has been released from its respective Guarantee of all obligations of the Issuer under the Credit Facility (collectively, the “Releases”);

WHEREAS, as a result of the Credit Agreement Amendment, each Released Guarantor is automatically released and no longer a Subsidiary Guarantor in accordance with Section 10.05(a)(v)(2) of the Indenture;

WHEREAS, pursuant to Sections 10.05(c), 13.02 and 13.03 of the Indenture, the Issuer has previously delivered, or delivers herewith, to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that the action or event giving rise to the Releases has occurred or was made by the Issuer in accordance with the provisions of the Indenture;

WHEREAS, pursuant to Section 10.05(c) of the Indenture, upon receipt of the Officer’s Certificate and the Opinion of Counsel, the Trustee shall execute any documents reasonably required to evidence the Releases; and

WHEREAS, the Issuer desires and has instructed the Trustee to join in entering into this Supplemental Indenture for the purpose of evidencing the termination of the Released Guarantors’ Guarantees and the release of all Released Guarantors from all obligations under the Notes and the Indenture, specifically including Article 10 thereof.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Released Guarantors, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.       Capitalized Terms. Terms defined in the Indenture and not otherwise defined in this Supplemental Indenture shall have the meanings assigned thereto in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.       Release of Guarantors. The Subsidiary Guarantee of each of the Released Guarantors is hereby automatically terminated under Section 10.05(a)(v)(2) of the Indenture and of no further force or effect and each of the Released Guarantors is hereby and without further action released from all obligations under the Notes and the Indenture.

3.       Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.       GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE FOR ADDITIONAL GUARANTEES BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.       Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee and the Trustee shall be indemnified and held harmless related to all actions and transactions referenced herein under the terms of the Indenture. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer and the Released Guarantors, or for or with respect to (i) the validity, accuracy, or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer and the Released Guarantors, in each case, by action or otherwise, (iii) the due execution hereof by the Issuer and the Released Guarantors or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

6.       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of the Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of the Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to the Indenture or any document to be signed in connection with the Indenture shall be deemed to

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include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

7.       Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

ROLLINS, INC., as Issuer

By:	/s/ Brady Knudsen
	Name:	Brady Knudsen
	Title:	Treasurer

ORKIN, LLC NORTHWEST EXTERMINATING CO., LLC CLARK PEST CONTROL OF STOCKTON, INC. HOMETEAM PEST DEFENSE, INC., as Released Guarantors

By:	/s/ Andrew Light
	Name:	Andrew Light
	Title:	Treasurer

[Signature Page to Supplemental Indenture No. 1]

REGIONS BANK, not in its individual capacity, but solely as Trustee

By:	/s/ Kristine Prall
	Name:	Kristine Prall
	Title:	Vice President

[Signature Page to Supplemental Indenture No. 1]

Schedule I

Released Guarantors

	Name of Entity	Type of Entity	Jurisdiction of Organization
1.	Orkin, LLC	LLC	Delaware
2.	Northwest Exterminating Co., LLC	LLC	Georgia
3.	Clark Pest Control of Stockton, Inc.	Corporation	California
4.	HomeTeam Pest Defense, Inc.	Corporation	Delaware